EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

November 18, 2009

Board of Directors

UC Hub Group, Inc.

We hereby consent to the incorporation by reference in this Form 10-K filed on or about November 18, 2009, relating to the consolidated financial statements of UC Hub Group, Inc. for the year ended July 31, 2009, and to our inclusion as a named expert. Our report included an explanatory paragraph regarding UC HUB’s ability to continue as a going concern.

/s/ LARRY O’DONNELL, CPA, PC

Larry O’Donnell, CPA, PC

2228 South Fraser Street, Unit 1

Aurora, Colorado  80014